ARIS INDUSTRIES, INC.

                                475 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                                   ----------

                              INFORMATION STATEMENT
                            PURSUANT TO SECTION 14(f)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14f-1 THEREUNDER

                                   ----------

              NO VOTE OR OTHER ACTION OF THE COMPANY'S SHAREHOLDERS
                 IS REQUIRED IN CONNECTION WITH THIS INFORMATION
                  STATEMENT. NO PROXIES ARE BEING SOLICITED AND
               YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

                                   ----------

      This Information Statement, which is being mailed on or about March 5, 1999 to the holders of record of shares of common stock, par value $0.01 per share (the "Common Stock"), of Aris Industries, Inc., a New York corporation (the "Company") on February 26, 1999, is being furnished in connection with the designation by The Simon Group, L.L.C., a New York limited liability company (the "Purchaser"), of persons (the "Purchaser Designees") to the Board of Directors of the Company (the "Board"). Such designation has been made pursuant to the Securities Purchase Agreement, dated as of February 26, 1999 (the "Purchase Agreement"), between the Company, Apollo Aris Partners, L.P., a Delaware limited partnership ("AAP"), AIF-II, L.P., a Delaware limited partnership ("AIF", and together with AAP, "Apollo"), the Purchaser and Arnold Simon. The Purchase Agreement was signed and closed on February 26, 1999.

      Pursuant to the Purchase Agreement, the Purchaser acquired 24,107,145 shares of Common Stock and 2,093,790 shares of Series A Preferred Sock (which shares are convertible into 20,937,900 shares of Common Stock) for $20 million in cash. In addition, on the closing of the Purchase Agreement, the Company redeemed from AIF the Series B Junior Secured Note of the Company (which represents a total indebtedness of $10,657,999 as of January 31, 1999) in exchange for $4,000,000 in cash and the issuance to AIF of 5,892,856 shares of Common Stock and 512,113 shares of Series A Preferred Stock (which shares shall be convertible to 5,121,130 shares of Common Stock).

      No action is required by the shareholders of the Company in connection with the appointment of the Purchaser Designees to the Board. Such Purchaser Designees were elected to the Board by the existing members of the Board pursuant to Article V, Section 1 of the Restated By-Laws of the Company. However, Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the mailing to the Company's shareholders of this Information Statement prior to a change in a majority of the Company's directors otherwise than at a meeting of the Company's shareholders.

      The information contained in this Information Statement concerning the Purchaser and the Purchaser Designees has been furnished to the Company by such persons and the Company assumes no responsibility for the accuracy or completeness of such information. The principal executive offices of the Purchaser are located at 1385 Broadway, Suite 604, New York, New York 10018.

                                     GENERAL

      As a result of the transactions contemplated by the Purchase Agreement, there are 44,876,746 shares of Common Stock and 2,605,903 shares of Series A Preferred Stock outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to ten votes. The Board currently consists of four members, including Arnold Simon and David Fidlon, designees of the Purchaser. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

                          RIGHT TO DESIGNATE DIRECTORS

      Concurrently with the closing of the Purchase Agreement, David Schreiber, Edward M. Yorke and John J. Hannan resigned as directors, the size of the Board was increased from five directors to six directors and two of the Purchaser Designees were elected by the Board as replacement members of the Board.

      When all four (4) of the Purchaser Designees assume office, the Purchaser Designees will constitute a majority of the Board. The term of office of two (2) of the Purchaser Designees (Arnold Simon and David Fidlon) commenced upon the closing of the Purchase Agreement. The term of office of the other two Purchaser Designees (Debra Simon and Howard Schneider) will be deferred until expiration of ten days from the mailing of this Information Statement to the shareholders of the Company. The Directors of the Company who remain on the Board after the closing of the Purchase Agreement, Charles S. Ramat and Robert A. Katz, have agreed not to take any action without the approval of Arnold Simon.

                               PURCHASER DESIGNEES

      Set forth below is the name, age, and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each Purchaser Designee. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is 1385 Broadway, Suite 604, New York, New York 10018.

      ARNOLD H. SIMON, 52, is the Managing Member of the Purchaser. At the closing of the Purchase Agreement, Arnold Simon became Chairman and Chief Executive Officer of the Company. From 1985 until December 1997, Mr. Simon was president of Rio Sportswear, Inc., and from 1994 until December 1997, he was President, Chief Executive Officer and a Director of Designer Holdings Ltd., which he founded. Mr. Simon has an aggregate of 30 years of experience in the apparel industry. Mr. Simon is the Managing Member of the Purchaser and has sole voting and investment power with respect to the shares of the Company owned by the Purchaser. Mr. Simon currently owns substantially all of the membership interests in the Purchaser. Mr. Simon is married to Debra Simon.

      DEBRA SIMON, 42, was Executive Vice-President and a Director of Designer Holdings Ltd. from March 1994 until December 1997, and was Vice-President of Rio Sportswear, Inc. from 1985 until 1997. Ms. Simon is the wife of Arnold H. Simon.

      DAVID FIDLON, 56, was Senior Vice-President and Controller of Designer Holdings Ltd. from June 1995 until December 1997, and was Chief Accounting Officer from January 22, 1996 until December 1997. From June 1994 until June 1995, Mr. Fidlon was Director of Compliance and Financial Reporting for Ellen Tracy, Inc. From 1989 until 1994, Mr. Fidlon was Senior Manager and Audit Compliance Manager at Weidenbaum Ryder and Co., Accountants and Auditors. At the closing of the Purchase Agreement, Mr. Fidlon became a Director of the Company and Vice President of Europe Craft Imports, Inc. and ECI Sportswear, Inc. Mr. Fidlon owns approximately 1.7% of the membership interests of the Purchaser.

      HOWARD SCHNEIDER, 70, has been engaged as a Certified Public Accountant with the firm Schneider, Schechter & Yoss, an accounting firm based in Lake Success, New York, for the past 30 years. Mr. Schneider performs accounting services for the Purchaser and Mr. and Ms. Simon personally.

      Prior to the closing of the transactions contemplated by the Purchase Agreement, none of the Purchaser Designees was a director of, or held any position with, the Company. The Purchaser has informed the Company that each of the Purchaser Designees listed above has consented to serve as a director of the Company and that, to the best of its knowledge, none of the Purchaser Designees, prior to the closing of the Purchase Agreement, (i) has a family relationship with any of the directors or executive officers of the Company; (ii) beneficially owns any equity securities, or rights to acquire any equity securities, of the Company; (iii) has been involved in any transactions with the Company, has been indebted to the Company, or has had any business relationships with the Company or any of its directors, executive officers or affiliates of the type required to be disclosed pursuant to Rule 14f-1 under the Exchange Act; or (iv) has been the subject of any civil regulatory proceeding or any criminal proceeding.

         DIRECTORS AND EXECUTIVE OFFICERS OTHER THAN PURCHASER DESIGNEES

      The names of the current directors and executive officers of the Company (other than the Purchaser Designees), their ages as of February 26, 1999, and certain other information about them is set forth below.


                                                                         POSITIONS AND
       NAME                                    AGE                           OFFICES
      -------                                 -----                   --------------------

Charles S. Ramat.................               47       President and Assistant Secretary of the Company and
                                                         Chairman of the Board, Chief Executive Officer and
                                                         Assistant Secretary of its wholly owned subsidiary Europe
                                                         Craft Imports, Inc. ("ECI") and its indirect wholly owned
                                                         subsidiary, ECI Sportswear, Inc. ("ECI Sportswear")

Paul Spector.....................               56       Senior Vice President, Chief Financial Officer, Treasurer
                                                         and Secretary

Vincent F. Caputo................               44       Vice President, Assistant Treasurer and Assistant Secretary

Robert A. Katz...................               31       Director


      Mr. Ramat has been a Director and President of the Company since December 1986, Chairman of the Board of Directors and Chief Executive Officer from August 1991 until February 26, 1999 and Assistant Secretary since January 1988. Mr. Ramat has also been Chairman of the Board and Chief Executive Officer of ECI since December 1995 and Chairman of the Board and Chief Executive Officer of ECI Sportswear since July 1997.

      Mr. Spector has been Senior Vice President and Chief Financial Officer since May 1992 and Treasurer and Secretary of the Company since August 1991. From 1986 until May 1992, Mr. Spector was Vice President of the Company and from 1983 until August 1991 Mr. Spector was Controller of the Company.

      Mr. Caputo has been Vice President, Assistant Treasurer and Assistant Secretary of the Company since May 1992. From April 1988 until May 1992, Mr. Caputo was Director of Taxes for the Company. From January 1986 until March 1988, Mr. Caputo was the Corporate Tax Manager for Automatic Data Processing, Inc.

      Mr. Katz has been a Director of the Company since June 1993. Mr. Katz is an officer of Apollo Advisors, L.P. and of Lion Advisors, L.P., with which he has been associated with since 1990. Mr. Katz is also a director of Vail Resorts, Inc., Alliance Imaging, Inc. and MTL, Inc.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board held four meetings during the fiscal year ended December 31, 1998 (the "1998 Fiscal Year"). During the 1998 Fiscal Year, none of the incumbent directors attended fewer than 75 percent of the aggregate number of meetings held by (i) the Board during the period for which he served as a director, and (ii) the Committees of which he was a member during the period for which he served on these Committees.

      During the 1998 Fiscal Year, each director (other than Mr. Ramat) received director's fees of $18,000 per annum and received reimbursement for expenses incurred in attending meetings of the Board or committees thereof on which they serve. In addition, Mr. Schreiber, the Company's outside director, is entitled to receive $500 per meeting of the committees of the Board to which he is assigned (Mr. Schreiber is a member of the Audit Committee). Mr. Ramat receives no additional compensation for service as a director.

      The Board has established two standing committees to assist it in the discharge of its responsibilities. The Board's Audit Committee consists of Messrs. Katz and Schreiber. The Audit Committee is charged with reviewing matters relating to the annual report prepared by the Company's independent auditors, reviewing interim financial statements and evaluating internal controls and systems established by the Company. The Audit Committee met once during the 1998 Fiscal Year. The Board's Compensation and Stock Option Committee consists of Messrs. Hannan, Yorke and Katz. The Compensation and Stock Option Committee is charged with reviewing and making determinations with respect to compensation to be paid to officers and other employees of the Company and with administering and making determinations under the Company's 1993 Stock Incentive Plan. The Compensation and Stock Option Committee met two times during the 1998 Fiscal Year. The Board does not have a standing nominating committee.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth the beneficial ownership by certain holders of the Common Stock upon the consummation of the transactions contemplated by the Purchase Agreement. Those holders are persons who are either (i) beneficial owners of 5% or more of the Common Stock or (ii) officers or directors of the Company.


     NAME AND ADDRESS OF                                                                            PERCENT
     BENEFICIAL OWNER (1)                                            SHARES OF COMMON STOCK         OF CLASS
     ---------------------                                           -----------------------        ---------

 Arnold Simon ...............................................          45,045,045 (2)(3)             63.4%
    The Simon Group, L.L.C.
    1385 Broadway
    New York, New York 10018

 David Fidlon ...............................................                  -- (4)                  *
    The Simon Group, L.L.C.
    1385 Broadway
    New York, New York 10018

 Apollo Aris Partners, L.P ..................................          16,818,806 (3)(5)(6)          23.7%
    AIF-II, L.P.
    c/o Apollo Advisors, L.P.
    Two Manhattanville Road
    Purchase, New York 10577

 Charles S. Ramat ...........................................           1,889,131 (3)(7)             2.7%
    475 Fifth Avenue
    New York, New York 10017

 Paul Spector ...............................................              80,000 (7)                  *
    475 Fifth Avenue
    New York, New York 10017

 Vincent Caputo .............................................               8,333 (7)                  *
    475 Fifth Avenue
    New York, New York 10017

 All persons who are officers or directors                             47,022,509 (8)                66.3%
    of the Company, as a group (eight persons)...............

----------
  *   Less than one percent

  (1) Except as noted in these footnotes or as otherwise stated above, each person has sole voting and investment power.

  (2) Includes 2,093,790 shares of Series A Preferred Stock which are automatically convertible to 20,937,900 shares of Common Stock upon the filing of an amendment to the Company's Certificate of Incorporation authorizing a sufficient number of shares of Common Stock for such conversion. Arnold Simon, the Managing Member of the Purchaser, has sole voting and investment power with respect to the shares of the Company held of record by the Purchaser. Each of the Purchaser Designees, other than Mr. Simon, disclaims beneficial ownership of all shares of the Company held by the Purchaser.

  (3) These shares are subject to the 1999 Shareholders Agreement and 1999 Equity Registration Rights Agreement described below, containing certain voting and other arrangements as to shares covered thereby.

  (4) This table does not reflect any beneficial ownership by Mr. Fidlon, a Director of the Company associated with the Purchaser. Such person does not directly own any shares of Common Stock and disclaims beneficial ownership of all shares held by the Purchaser.

  (5) Includes 512,113 shares of Series A Preferred Stock which are automatically convertible to 5,121,130 shares of Common Stock upon the filing of an amendment to the Company's Certificate of Incorporation authorizing a sufficient number of shares of Common Stock for such conversion. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--AIF Note."

  (6) This table does not reflect any beneficial ownership by Mr. Katz, a Director of the Company associated with Apollo. Such person does not directly own any shares of Common Stock, and such person disclaims beneficial ownership of all shares held by Apollo Aris Partners, L.P.

  (7) Includes options to purchase the following numbers of shares of Common Stock of the Company under the 1993 Stock Incentive Plan (A) which became exercisable on or prior to December 31, 1998: Charles S. Ramat (450,833), Paul Spector (50,000) and Vincent Caputo (6,667) and (B) which will become exercisable on the closing date of the Purchase Agreement due to the change in control of the Company: Charles S. Ramat (800,833), Paul Spector (20,000) and Vincent Caputo (1,667).

  (8) These shares are attributed to Messrs. Simon, Fidlon, Ramat, Spector and Caputo.

                                CHANGE IN CONTROL

      The statements made in this Information Statement referencing the Purchase Agreement, the 1999 Shareholders Agreement and the 1999 Equity Registration Rights Agreement are qualified in their entirety by reference to the text of said agreements, and are expressly made subject to the more complete information set forth therein. The full text of the Purchase Agreement, the 1999 Shareholders Agreement and the 1999 Equity Registration Rights Agreement are attached as exhibits to the Form 8-K filed by the Company on March 2, 1999 and should be read in their entirety.

      Pursuant to the Purchase Agreement, the Purchaser purchased 24,107,145 shares of Common Stock and 2,093,790 shares of Series A Preferred Stock (which shares shall be convertible to 20,937,900 shares of Common Stock automatically upon the filing of an amendment to the Company's Certificate of Incorporation), for $20 million and is the beneficial owner of approximately 63.4% of the Common Stock. The Company has been informed that the Purchaser obtained all funds required by the Purchaser to consummate the purchase of the shares as required by the Purchase Agreement in the form of capital contributions.

      The purchase of shares of stock of the Company by the Purchaser pursuant to the Purchase Agreement will result in a "change of ownership" of the Company for purposes of the U.S. Internal Revenue Code and applicable regulations of the Internal Revenue Service, and will materially impair further use of the Company's existing tax net operating loss.

1999 SHAREHOLDERS AGREEMENT

      At the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), the Company, the Purchaser, Apollo and Charles S. Ramat entered into a Shareholder Agreement (the "1999 Shareholders Agreement") pursuant to which, among other things, the parties agreed to certain limitations on sales of their shares of Common Stock and Series A Preferred Stock in the manner set forth therein and to vote their shares of the Company for the designees nominated by the Purchaser, provided that such nominations must include (i) one individual nominated by Apollo (so long as Apollo beneficially owns at least 50% of the shares of Common Stock beneficially owned by it on the Closing) and (ii) Charles S. Ramat, if at such time Mr. Ramat is entitled, pursuant to an employment agreement with the Company, to be nominated as a Director of the Company (see "EXECUTIVE COMPENSATION--Employment Agreements").

      The 1999 Shareholders Agreement provides that Apollo and Ramat and their permitted transferees ("Non-Simon Subject Shareholders") are required to give the Purchaser a right of first offer to match the proposed sale price on any transfers of shares of Common Stock owned by such Non-Simon Subject Shareholders, other than transfer of shares issued or issuable pursuant to an employee stock option or employee purchase plan; transfers to family group members (as defined in the 1999 Shareholders Agreement) or other affiliates of such Non-Simon

Subject Shareholders; transfers by a Non-Simon Subject Shareholder's estate; transfers pursuant to offerings registered under the Securities Act; transfers in compliance with Rule 144 of the Securities Act; and transfers not exceeding an annual aggregate of 10% of the shares of Common Stock owned by such Non-Simon Subject Shareholder on the closing of the Purchase Agreement.

      The 1999 Shareholders Agreement provides that, subject to certain limitations, the Non-Simon Subject Shareholders have the right to "tag along" proportionately in accordance with their beneficial ownership of shares of Common Stock with non-public transfers by the Purchaser of its shares of Common Stock, at the same consideration per share of Common Stock to be received by the Purchaser in such transfers. Such tag-along rights will also apply to certain transfers by Arnold Simon or his affiliates of their beneficial ownership in the Purchaser.

      The 1999 Shareholders Agreement also grants the Purchaser the right to "bring along" the Non-Simon Subject Shareholders which are parties thereto in a non-public transfer by the Purchaser of 100% of its ownership of Common Stock, at the same consideration per share of Common Stock to be received by the Purchaser in such transfer, provided that such consideration is entirely in cash or in "Marketable Securities" (of issuers listed on the New York Stock Exchange, American Stock Exchange or NASDAQ National Market with a market capitalization for such marketable securities of more than $500,000,000), or a combination thereof.

1999 EQUITY REGISTRATION RIGHTS AGREEMENT

     At the Closing, the Company entered into an agreement with the Purchaser, Apollo and Charles S. Ramat pursuant to which the Company granted registration rights with respect to the Common Stock held by the Purchaser, Apollo, Charles Ramat and their respective permitted transferees (the "1999 Equity Registration Rights Agreement"). Each of such shareholders will have unlimited "piggyback" registration rights with respect to their shares of Common Stock, and the Purchaser and Apollo will each have the right, on three occasions, to demand that the Company register their Common Stock for sale under the Securities Act of 1933, as amended (the "Securities Act").

INDEMNIFICATION AGREEMENT

     The Company entered into an indemnification agreement with each of the Purchaser Designees, pursuant to which each Purchaser Designee is provided with contractual indemnification to the fullest extent permitted by law, and for the advancement of legal fees and other expenses and require the Company to use its best efforts to maintain designated directors' and officers' liability insurance coverage.

AGREEMENTs WITH WARNACO

     Arnold Simon is party to various non-competition agreements with The Warnaco Group, Inc. and Designer Holdings, Ltd. (collectively, "Warnaco") which could be deemed to be violated by the consummation of the transaction contemplated by the Purchase Agreement. Warnaco has consented to the transactions contemplated by the Purchase Agreement and to the inapplicability of the restrictions to Arnold Simon in his various capacities with the Company after June 1, 1999 pursuant to a letter agreement in which Aris is to (i) issue 700,000 shares of Common Stock to Warnaco, (ii) assume Warnaco's lease for certain premises in New Bedford, Massachusetts on June 1, 1999, and (iii) offer employment to Warnaco's workforce in New Bedford, Massachusetts and thereafter recognize UNITE as the representative of such employees and negotiate with UNITE in good faith for a new collective bargaining unit with respect to respect to such employees.

                                          EXECUTIVE COMPENSATION

     The following table presents certain specific information regarding the compensation of the current Chief Executive Officer of the Company and the only other current executive officers of the Company.


                                        SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM          ALL OTHER
                                                 ANNUAL COMPENSATION           COMPENSATION      COMPENSATION
                                              --------------------------     -----------------   --------------
                                                                                SECURITIES
  NAME AND PRINCIPAL             FISCAL                                      UNDERLYING STOCK
      POSITION                   YEAR (1)   SALARY ($)      BONUS ($)           OPTIONS (#)
  ------------------            ---------   ----------      ------------     -----------------

Charles S. Ramat ..............     1998      $579,842       $250,636 (2)           -0- (5)      $155,914 (3)
   President, Chairman and Chief    1997       562,754        227,871 (4)       750,000 (8)        46,649 (6)
   Executive Officer of the         1996       500,207        759,949 (7)       152,500             1,500 (9)
   Company and Chairman and
   Chief Executive Officer of
   Europe Craft Imports, Inc.
   and ECI Sportswear, Inc.

Paul Spector ..................     1998      $140,000        $20,775               -0-               -0-
   Senior Vice President and        1997       140,000         30,500            15,000 (5)           -0-
   Chief Financial Officer          1996       125,000            -0-            15,000 (8)         1,500 (9)

Vincent Caputo ................     1998       $75,500            -0-               -0-               -0-
   Vice President, Assistant        1997        75,000            -0-               -0-               -0-
   Treasurer & Assistant Secy.      1996        72,500            -0-             5,000 (8)           753 (9)

----------
(1) In this Summary Compensation Table, the 1998 fiscal year consists of the twelve months ended December 31, 1998; the 1997 fiscal year consists of the twelve months ended December 31, 1997; and the 1996 fiscal year consists of the eleven months ended December 31, 1996.

(2) Includes monthly installments paid during the 1998 Fiscal Year of the one-time non-recurring success bonus earned for the 1996 fiscal year with respect to the sale of the Company's Perry Manufacturing Company subsidiary ("Perry") on September 30, 1996. Mr. Ramat is also entitled to a bonus for the 1998 fiscal year based upon achievement of performance targets of the Company and its subsidiaries, which bonus will be computed and paid to Mr. Ramat following receipt of the Company's audited financial statements for the 1998 fiscal year. See "Employment Agreements."

(3) Includes portion of bonus (50%) earned for the 1995 fiscal year, which pursuant to Mr. Ramat's Employment Agent with the Company, was paid three years after completion of such fiscal year (that is, during 1998) contingent on the market value of the Common Stock at such later time. See "Employment Agreements."

(4) Includes monthly installments paid during fiscal 1997 of the one-time non-recurring success bonus earned for the 1996 fiscal year with respect to the sale of Perry on September 30, 1996. Also includes Mr. Ramat's bonus for services on behalf of ECI for the 1997 fiscal year.

(5) These options were granted on August 28, 1997 under the Company's 1993 Incentive Stock Option Plan and shall vest eight years from the date of grant, subject to accelerated vesting in the event of certain refinancings of the Company's secured indebtedness. In accordance with the terms of such Plan, those options will vest on the closing date of the Purchase Agreement due to the change in control of the Company.

(6) Includes portion of bonus (50%) earned for the 1994 fiscal year, which pursuant to Mr. Ramat's Executive Employment Agreement with the Company, was paid three years after completion of such fiscal year (that is, during 1997) contingent on the market value of the Common Stock at such later time. See "Employment Agreements."

(7) Includes one-time non-recurring success bonus earned for the 1996 fiscal year with respect to the sale of Perry on September 30, 1996, 50% of which is to be paid in cash upon completion of such fiscal year, with the other 50% to be paid in 36 equal monthly installments, commencing after completion of the 1996 fiscal year. Also includes Mr. Ramat's bonus for services on behalf of ECI for the twelve month period February 4, 1996 through January 31, 1997.

(8) These options were granted in December, 1996 under the Company's 1993 Stock Incentive Plan with respect to shares of the Common Stock and vest in three equal annual installments. In accordance with the terms of the Plan, these options, to the extent not already vested, will vest on the closing date of the Purchase Agreement due to the change in control of the Company.

(9) Includes amounts paid as matching contributions by the Company under its 401(k) plan.


                       STOCK OPTION PLAN AND STOCK OPTIONS

1993 STOCK INCENTIVE PLAN

      Pursuant to the Company's Plan of Reorganization, on June 30, 1993, a new 1993 Stock Incentive Plan was adopted by the Company (the "1993 Stock Incentive Plan"). The 1993 Stock Incentive Plan authorizes the Board (or a committee thereof), to award to employees and directors of, and consultants to, the Company and its subsidiaries (i) options to acquire Common Stock at prices determined when the options are granted, (ii) stock appreciation rights (entitling the holder to a payment equal to the appreciation in market value of a specified number of shares of Common Stock over a specified period), (iii) restricted shares of Common Stock whose vesting is subject to terms and conditions specified at the time of grant, and (iv) performance shares of Common Stock that are granted upon achievement of specified performance goals. Options granted pursuant to the 1993 Stock Incentive Plan may be either "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. As originally adopted on June 30, 1993, a maximum of 1,200,000 shares of Common Stock can be covered by awards under the 1993 Stock Incentive Plan. On August 28, 1997, the Board approved an amendment to the 1993 Stock Incentive Plan to increase to 2,500,000 the maximum number of shares of Common Stock which can be covered by awards under the Plan; on April 6, 1998, the Board approved a further amendment to the 1993 Stock Incentive Plan to increase to 3,500,000 the maximum number of shares of Common Stock which can be covered by awards under the Plan. The amendment increasing such maximum to 3,500,000 shares was approved by the shareholders of the Company at the Annual Meeting of Stockholders held on June 9, 1998.

      The 1993 Stock Incentive Plan provides that any shares subject to an option under the Plan which terminate, are canceled or expire without being exercised may again be subjected to an option under that plan, subject to the earlier termination of that plan.

      As at December 31, 1998, 1,818,833 options (excluding expired options and exercised options) had been granted and were outstanding under 1993 Stock Incentive Plan. 1,023,833 of the outstanding options provide for vesting in three equal annual installments from the date of grant; as at December 31, 1998, a total of 647,167 of these options were exercisable. Of the outstanding options, 795,000 provide for vesting eight years from the date of grant of August 28, 1997, subject to accelerated vesting on certain refinancings of the Company's indebtedness. At December 31, 1998, none of those 795,000 options were exercisable. At such date, there were 23 eligible participants with options outstanding under the 1993 Stock Incentive Plan. In accordance with the terms of the Plan, all outstanding options, to the extent not already vested, will vest and become exercisable on the closing date of the Purchase Agreement due to the change in control of the Company.

OPTION GRANTS

      There were no grants of stock options to the Chief Executive Officer or any other executive officer of the Company during Fiscal Year 1998. The Company has not granted any stock appreciation rights.

EXERCISED/UNEXERCISED STOCK OPTIONS

      The following table sets forth, with respect to the executive officers of the Company, the fiscal year-end value as at December 31, 1998 of unexercised options, as well as options exercised by such executive officers during the 1998 Fiscal Year. All options referred to below were granted under the 1993 Stock Incentive Plan.


                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FY-END OPTION VALUES


                                    SHARES                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                   ACQUIRED          VALUE         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                  ON EXERCISE       REALIZED       OPTIONS AT FY-END (#)             AT FY-END ($)
     NAME                             (#)             ($)          EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
    -------                       ------------      ---------      -----------------------     --------------------------

 Charles S. Ramat ................      -0-           -0-              450,833/800,834              $220,391/42,892
 Paul Spector ....................   10,000          $8,400             50,000/ 20,000              $ 22,188/ 4,219
 Vincent Caputo ..................    1,667          $1,400              5,000/ 1,666               $  2,219/ 1,405


----------
(1) The value of unexercised in-the-money options was calculated by determining the difference between the closing price as reported by published stock quotations on December 31, 1998 of the securities underlying the options and the exercise price for the options. Assuming the fair market value of the Company's Common Stock is $0.44 per share, which is the per share price at which the Purchaser is purchasing shares of Common Stock, the value of unexercised in-the-money options would be as follows:


                                                NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED                     IN-THE-MONEY OPTIONS
    NAME                                        OPTIONS AT FY-END (#)                           AT FY-END
                                               EXERCISABLE/UNEXERCISABLE              ($) EXERCISABLE/UNEXERCISABLE
   -------                                     ------------------------               ------------------------------

Charles S. Ramat ...................              450,833 / 800,834                          $17,284/17,284
Paul Spector .......................               50,000 / 20,000                               $ 0/ 1,700
Vincent Caputo .....................                5,000 / 1,666                                $ 0/ 566



EMPLOYMENT AGREEMENTS

      Charles S. Ramat is employed pursuant to an Executive Employment Agreement between him and the Company dated as of February 1, 1988, as amended (the "Ramat Agreement"), pursuant to which Mr. Ramat serves as the Company's Chairman of the Board, President and Chief Executive Officer, and is required to be nominated to serve on the Board.

      On October 3, 1995, the Ramat Agreement was amended to extend the term of Mr. Ramat's employment through June 30, 1998. On August 28, 1997, the Ramat Agreement was amended to extend the term of Mr. Ramat's employment through June 30, 2001. Thereafter, the term of Mr. Ramat's employment will be further extended on a year-to-year basis unless terminated by either party by notice given not less than 60 days prior to the end of the then-current employment term.

      Commencing June 30, 1993, Mr. Ramat was entitled to receive a base salary of $500,000 per year (subject to an annual increase in an amount equal to the proportionate annual increase in the Consumer Price Index--All Items), which annual increases resulted in a base salary at the rate of $579,842 per annum during the twelve months ended December 31, 1998.

      On August 28, 1997, the Ramat Agreement was amended to eliminate the Company-level excess cash flow annual bonus which Mr. Ramat otherwise would have earned for fiscal years commencing January 1, 1997 and thereafter. During fiscal year 1997, Mr. Ramat was paid the deferred portion of such Company-level annual bonus earned in the fiscal year ending January 29, 1994 and during the first quarter of 1998, Mr. Ramat was paid the deferred portion of such Company-level bonus earned in the fiscal year ended January 28, 1995. There was no

Company-level annual bonus earned for the fiscal years ended February 3, 1996 or December 31, 1996, other than with respect to the sale of Perry described below.

      On September 30, 1996, the Company sold 100% of the stock of Perry, for which Mr. Ramat earned a bonus based on the excess cash flow bonus formula in the Ramat Agreement. One half of such bonus was paid following completion of the fiscal year ended December 31, 1996, and the balance of such bonus relating to the sale of Perry shall be paid in 36 equal consecutive monthly installments, without interest, commencing after the filing of the Company's Annual Report on Form 10-K for the 1996 fiscal year. If Mr. Ramat dies or becomes totally disabled, the Ramat Agreement is terminated by the Company without cause or there is a sale or liquidation of all or substantially all of the operating assets of the Company (the Company's Ohio real estate interests are not considered operating assets for this purpose), then the entire remaining amount of all bonus payments relating to the sale of Perry shall be accelerated and paid in full in a lump sum to Mr. Ramat.

      On December 5, 1995, Mr. Ramat assumed the duties of Chairman and Chief Executive Officer of ECI, in addition to his duties in such positions with the Company. On December 18, 1996, the Company determined that for the fiscal year commencing January, Mr. Ramat would be paid a bonus for his services on behalf of ECI calculated as the sum of the following percentages of net income of ECI computed prior to the provisions for taxes, for payment of management fees to the Company, or for payment of any bonuses to ECI executives: 5.25% of such income in excess of $1,000,000 and up to $2,000,000; 10.5% of such income in excess of $2,000,000 and up to $3,000,000; 7% of such income in excess of $3,000,000 and up to $4,000,000; and 8.75% of such income in excess of $4,000,000 and up to $5,000,000. Such ECI bonus was paid to Mr. Ramat following receipt of the audited financial statements for the 1997 fiscal year.

      The Company amended the Ramat Agreement on August 28, 1997 to provide that for the fiscal year commencing January 1, 1998, and each subsequent fiscal year during the term of the Ramat Agreement, Mr. Ramat will be provided with a cash bonus based upon achievement of performance targets of the Company and its subsidiaries set annually in advance of each such fiscal year by mutual agreement of the Company and Mr. Ramat, which bonus programs shall each become an addendum to the Ramat Agreement. Such an addendum was entered into between the Company and Mr. Ramat to confirm that for the fiscal year commencing January 1, 1998, Mr. Ramat's cash bonus shall be computed as the sum of the following percentages of the combined net income of ECI and ECI Sportswear, computed prior to the provisions for taxes, for payment of management fees to the Company, or for payment of any bonuses to executives: 10% of such income in excess of $4,500,000 and up to $6,000,000 and 20% of such income in excess of $6,000,000 and up to $8,000,000. Such cash bonus, to the extent earned, will be paid to Mr. Ramat following receipt of the audited financial statements for the 1998 fiscal year.

      Since the Company-level excess cash flow bonuses have been eliminated for fiscal 1997, fiscal 1998 and all subsequent fiscal years, there is no duplication of bonuses by reason of the bonuses provided to Mr. Ramat based on the net income of ECI and ECI Sportswear.

      Mr. Ramat is also entitled to participate, at the Company's expense, in all insurance and medical plans of the Company available to its most senior employees, is entitled to reimbursement for business and entertainment expenses and is entitled to a monthly allowance towards a leased automobile.

      In the event of Mr. Ramat's death or total disability, he will be entitled to a death or disability benefit equal to 150% of his annual base salary in effect on the date of death or certification of disability, and if a "change in control" (as defined in the Ramat Agreement) occurs, Mr. Ramat will have the right to terminate the Ramat Agreement, in which event he will entitled to receive a lump sum severance payment in an amount equal to 299% of his average annual compensation (including bonus, other than bonus relating to the sale of Perry) from the Company for the preceding five calendar years. Mr. Ramat will also be entitled to receive such severance payment if he is terminated by the Company without cause. On October 3, 1995, the Ramat Agreement was amended to clarify the definition of "change in control" to include, among other events, the sale or liquidation of the stock, assets or business of both Perry and ECI, unless at such time the Company had acquired another operating subsidiary with a net worth and net income not less than that of ECI at such time and which undertakes the same contractual obligations that Perry and ECI have to Mr. Ramat.

      The Ramat Agreement is subject, at the Company's option, to termination only for cause upon 90 days' written notice if Mr. Ramat has been convicted for any material act of fraud, misappropriation, embezzlement, disloyalty, dishonesty or breach of trust against the Company or any of its subsidiaries or affiliated companies. Notwithstanding such termination, the Company will remain obligated to pay Mr. Ramat his annual base salary through the date of termination.

     The Ramat Agreement provides for indemnification by the Company for all claims relating to Mr. Ramat's service as an officer and director of the Company, and for advancement of expenses, except in those circumstances where indemnification would be precluded by Section 721 of the New York Business Corporation Law ("BCL") and requires that during the term of his employment thereunder, (a) the Company's Certificate of Incorporation and/or By-Laws (as required by law) must contain the provisions required by the BCL to provide for indemnification of officers and directors to the fullest extent set forth in BCL
Section 721 and to provide for the limitation of liability of directors to the fullest extent set forth in Section 402(b) of the BCL, and (b) the Company must maintain in full force and effect directors' and officers' liability insurance, to the extent available, providing coverage comparable to the insurance policy the Company had in effect on August 2, 1991.

     On December 18, 1996, the Company entered into an agreement with Mr. Ramat, providing that with respect to 152,500 options granted to him in December, 1996 under the Company's 1993 Stock Incentive Plan, in the event that the Ramat Agreement is not renewed upon any expiration of its term, or if Mr. Ramat is terminated by the Company without cause (as defined in the Ramat Agreement), then all of such options would immediately vest and become exercisable, and the term for exercise of such options shall be one year after the date of such non-renewal or termination. On August 28, 1997, the Company amended the Ramat Agreement to provide for the grant of 750,000 options (subject to achievement of vesting requirements) to Mr. Ramat under the 1993 Stock Incentive Plan. Such options were granted to Mr. Ramat in consideration for, among other things, his consent to the extension of the term of the Ramat Agreement for three additional years from June 30, 1998 through June 30, 2001 and his agreement to eliminate the Company-level excess cash flow annual bonus he otherwise would have earned for fiscal years commencing January 1, 1997 and thereafter. The amendment provided that with respect to such 750,000 options granted to Mr. Ramat, in the event that the Ramat Agreement is not renewed upon the expiration of its term, or if Mr. Ramat is terminated by the Company without cause (as defined in the Ramat Agreement), then all of such options which have obtained accelerated vesting because the Refinancing Date has occurred prior to the non-renewal or termination date, would immediately vest and become exercisable (regardless of whether the first, second or third anniversary of the date of grant had occurred), and the term for exercise of such options shall be one year after the date of such non-renewal or termination.

     In order to enable the Company to be able to rely on Mr. Ramat to continue his position as President of the Company, and to assure continuity of management, at the closing of the Purchase Agreement, the Company and Mr. Ramat entered into a Retention Agreement which further amended the Ramat Agreement by, among other things, (i) fixing the dollar amount of the severance payment to be provided to Mr. Ramat upon termination of employment at $2,400,716 (the "Severance Payment"), (ii) providing that the Severance Payment will be payable in the event Mr. Ramat's employment with the Company terminates for any reason whatsoever, during the period commencing on the date the Retention Agreement is executed and ending 13 months following the closing date of the Purchase Agreement (but solely in the event Mr. Ramat voluntarily terminates his employment with the Company without Good Reason (as defined in the Retention Agreement), such period shall commence 120 days after the closing date of the Purchase Agreement), (iii) providing that the Company grant to Mr. Ramat additional options under the 1993 Stock Incentive Plan for 1,000,000 shares of Common Stock at an exercise price of $0.48 per share, which shall vest one year from the closing date provided Mr. Ramat remains in the Company's employment for such year (or earlier, on the date of termination of employment, if Mr. Ramat is terminated by the Company without Cause (as defined in the Retention Agreement) or Mr. Ramat terminates for Good Reason, (iv) as provided by the 1993 Stock Incentive Plan, that all prior options granted to Mr. Ramat under the 1993 Stock Incentive Plan, to the extent not already vested, shall vest and become exercisable on the closing of the Purchase Agreement, and (v) all new and prior options granted to Mr. Ramat under the 1993 Stock Incentive Plan will survive and remain exercisable for a period of two (2) years following termination of employment (except that this period shall be one-year in the event of death, total disability or termination by Mr. Ramat without Good Reason and this period shall be three (3) months in the event of termination by the Company for Cause, or in the case of the new options only, expiration and non-renewal of the term of the Ramat Agreement), but in no event in excess of the original term of the option.

     Mr. Paul Spector, the Company's Senior Vice President and Chief Financial Officer, is contractually entitled to a severance payment if he is terminated by the Company for reasons other than cause. The severance payment will equal one-half of Mr. Spector's annual salary at the time of termination.

401(K) PLAN

     The Company has no pension plan but affords its executive officers the opportunity to participate in a 401(k) Plan established for all of the Company's employees, for which the Company may make a discretionary matching contribution of up to 25% of a maximum of four percent (4%) of salary (up to $150,000) contributed by the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation and Stock Option Committee are Messrs. Hannan, Yorke and Katz, none of whom were (i) during the twelve months ended December 31, 1998, an officer of the Company or any of its subsidiaries or
(ii) formerly an officer of the Company or any of its subsidiaries. Messrs. Hannan, Yorke and Katz may be considered executive officers of Apollo Advisors, L.P., the general partner of AIF, a holder of secured indebtedness of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they filed.

     To the Company's knowledge, based solely on the Company's review of Forms 3 (Initial Statement of Beneficial Ownership of Securities), Forms 4 (Statement of Changes in Beneficial Ownership) and Forms 5 (Annual Statement of Changes in Beneficial Ownership) furnished to the Company, no persons failed to file any such form in a timely manner.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation of the Chief Executive Officer. The compensation of Charles S. Ramat, Chairman, President and Chief Executive Officer of Aris and Chairman and Chief Executive Officer of ECI and ECI Sportswear, is specified by the contractual terms of his Executive Employment Agreement with the Company dated February 1, 1988, as amended (the "Ramat Agreement"). See "Executive Compensation--Employment Agreements." This Agreement, which has been in effect for more than ten years, provided for a base salary (with annual cost of living increases) and an Aris-level excess cash flow annual bonus.

     On August 28, 1997, upon the recommendation of the Stock Option and Compensation Committee and approval by the Board of Directors, the Company entered into the Eighth Amendment(the "Eighth Amendment") to the Ramat Agreement. The Eighth Amendment, in summary, provides for the extension of Mr. Ramat's term of employment from June 30, 1998 to June 30, 2001; for the elimination of the existing provisions for an level excess cash flow annual bonus earned for fiscal year 1997 and thereafter; for the provision of annual cash bonuses based on achievement of performance targets of the Company and its subsidiaries to be set annually in advance of each fiscal year by mutual agreement; and for the grant (subject to achievement of vesting requirements) on the date of the Eighth Amendment of 750,000 options under Aris' 1993 Stock Incentive Plan to Mr. Ramat and up to 150,000 options under such Plan to other employees of Aris and its subsidiaries, all such options at an exercise price of $1.00 per share and vesting eight (8) years from the date of grant, provided that the optionee has been continuously employed by the Company or its subsidiaries during such period. All or a portion of the options granted pursuant to the Eighth Amendment shall obtain accelerated vesting on the occurrence of the refinancing of the Company's debt obligations to Heller Financial, Inc., BNY Financial Corporation, and AIF-II, L.P. on or prior to December 31, 2000, and were granted in consideration for, among other things, Mr. Ramat's consent to the extension of the term of the Ramat Agreement for three (3) additional years through June 30, 2001, and his agreement to eliminate the Company-level excess cash flow annual bonus which he otherwise would have earned for fiscal years commencing

January 1, 1997. The grant of such options to Mr. Ramat was ratified by the shareholders of the Company at the Annual Meeting of Shareholders held on July 9, 1998. (See "Executive Compensation - Employment Agreements; and "Executive Compensation--Stock Option Plan and Stock Options").

     On December 5, 1995, Mr. Ramat assumed the duties of Chairman and Chief Executive Officer of ECI, in addition to his duties in such positions at the Company and on July 15, 1997, upon ECI Sportswear's acquisition of the business of Davco Industries, Inc., Mr. Ramat also assumed the position of Chairman and Chief Executive Officer of ECI Sportswear. No increases in base salary or other salaried compensation were provided to Mr. Ramat for services on behalf of these operating subsidiaries of the Company. The bonuses provided to Mr. Ramat based on achievement of performance targets, were for the fiscal years ending December 31, 1997 and 1998 established by the Stock Option and Compensation Committee at the commencement of such fiscal years as a percentage of the projected targets of net income of the operating subsidiaries of the Company in existence at such time, computed prior to provision for taxes, for payment of management fees to the Company or for payment of any bonuses to executives, under the business plans of such subsidiaries prepared at the commencement of such fiscal years. The Stock Option and Compensation Committee selected the use of such performance-based bonuses to enable a direct tie to the net income of such operating subsidiaries during each such fiscal year of Mr. Ramat's employment. Since Mr. Ramat's Company-level excess cash flow bonuses have been eliminated for the 1997, 1998 and all subsequent fiscal years, there is no duplication of bonuses by reason of the performance bonuses based on net income of the operating subsidiaries of the Company.

     Compensation of other Executive Officers of the Company. The Stock Option and Compensation Committee's compensation policy with regard to other executive officers reflects an annual evaluation, with the input of the Company's Chief Executive Officer, of their performance in relation to the overall operating results of the Company and its operating subsidiaries. For the fiscal year ended December 31, 1997, Paul Spector, Senior Vice President, Chief Financial Officer and Secretary, was granted an increase in base salary and a performance bonus to reflect the improved operating results of the Company for such fiscal year and his efforts in the implementation of the Company's acquisition of the business of Davco Industries, Inc. completed July 15, 1997. For the fiscal year ended December 31, 1997, Vincent Caputo, Vice President, Assistant Treasurer, and Assistant Secretary received a salary increase to reflect the improved operating results of the Company for such fiscal year.

          John Hannan

          Robert A. Katz

          Edward M. Yorke

PERFORMANCE GRAPH

      The following table compares the cumulative total shareholder return on the Aris Common Stock with the cumulative total shareholder returns of (x) the S&P 500 Textile-apparel Manufacturers index and (y) Wilshire 5000 index from December, 1993 to December, 1998. The return on the indices is calculated assuming the investment of $100 on December 31, 1993 and the reinvestment of dividends.

      CUMULATIVE TOTAL SHAREHOLDER RETURN DECEMBER, 1993 TO DECEMBER, 1998

--------------------------------------------------------------------------------
[GRAPHICAL REPRESENTATION]

                        Dec-93    Dec-94   Dec-95    Dec-96    Dec-97    Dec-98

Aris Common Stock ....  $100.00   $60.74   $  4.07   $ 23.15   $ 94.81   $ 71.85

Wilshire 5000 Index ..  $100.00   $97.50   $130.06   $154.51   $199.63   $242.95

S&P 500 Textile ......  $100.00   $95.70   $105.27   $138.43   $148.95   $126.31

--------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REDEMPTION OF AIF NOTE

      On June 30, 1993, the Company issued to AIF its Series B Junior Secured Note (the "AIF Note") representing total indebtedness as of January 31, 1999 of $10,657,999. At the Closing, the Company redeemed from AIF the AIF Note, including all accrued interest thereon, in exchange for $4,000,000 in cash plus 5,892,856 shares of Common Stock and 512,113 shares of Series A Preferred Stock (which are convertible into 5,121,130 shares of Common Stock) (with a fair market value of $0.444 per share of Common Stock). On June 30, 1993, AAP purchased 5,804,820 shares of common stock, and as of December 31, 1998, owned shares of Common Stock constituting 38.9% of the outstanding shares of the Company (on a fully-diluted basis). Upon the Closing, after giving effect to the issuance of shares to the Purchaser as well as the shares to be issued to AIF upon redemption of the AIF Note, Apollo's beneficial ownership of the Common Stock (including the aggregate shares held by AAP and AIF) decreased from 38.9% to 23.7%. (See "SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT").

1993 SHAREHOLDERS AGREEMENT

     The Shareholders Agreement entered into June 30, 1993 between the Company, Apollo, Charles S. Ramat and certain other non-Apollo subject shareholders terminated by its terms upon the Closing due to the change in control of the Company.

1993 EQUITY REGISTRATION RIGHTS AGREEMENT

     Pursuant to the 1993 Equity Registration Rights Agreement entered into June 30, 1993 between the Company, Apollo, Charles S. Ramat and certain other past-Apollo subject shareholders, any party that owns, or together with its affiliates owns, 25% or more of the shares of Common Stock subject to such agreement is entitled to require the Company to register under the Securities Act, the offer and sale of Common Stock owned by such person. Each of Apollo and the Non-Apollo Subject Shareholders is entitled to have shares of Common Stock owned by such person included in any such registration statement initiated by a party to the 1993 Equity Registration Rights Agreement or by the Company. The 1993 Equity Registration Rights Agreement also provides that Apollo is required to allow the Non-Apollo Subject Shareholders to participate in a non-underwritten public offering in which Apollo sells an annual aggregate of more than 10% of the shares of Common Stock owned by Apollo on June 30, 1993. The "piggyback" registration rights granted to Apollo and the Non-Apollo Subject Shareholders shall remain in existence in accordance with the 1999 Equity Registration Rights Agreement entered into upon the Closing.

DIRECTORS' INDEMNIFICATION AGREEMENTS

     On June 30, 1993, the Company entered into separate Indemnification Agreements with each member of its Board which provide such Directors with contractual indemnification to the fullest extent permitted by law, and for the advancement of legal fees and other expenses, and require the Company to use its best efforts to maintain designated director and officer liability insurance coverage.

AGREEMENTS WITH AFFILIATES OF PRIOR ECI MANAGEMENT

     ECI leases approximately 29,600 square feet of office space in New Jersey from a partnership, some of whose partners are former officers and/or directors of ECI (but not of the Company). Such lease was in effect when the Company acquired ECI in 1987.

     In March 1996, ECI entered into a sublease of approximately 120,000 square feet of warehouse space in New Jersey (adjacent to ECI's offices) of which the ground lessee is the same New Jersey partnership, some of whose partners are former officers and/or directors of ECI (but not of the Company).

DAVCO SHAREHOLDERS AGREEMENT

     Effective July 15, 1997, ECI Sportswear, Inc. ("ECI Sportswear"), an indirect wholly owned subsidiary of the Company, acquired substantially all of the assets of Davco Industries, Inc. ("Davco"). The aggregate purchase price paid by ECI Sportswear for such assets of $4,373,000 consisted of (a) the issuance to Davco of 3,000,000 shares of restricted Common Stock of the Company valued at $720,000 and (b) a contingent cash purchase price computed as the pre-tax net income of the Davco apparel business as owned by ECI Sportswear from the closing date through December 31, 1997 (subject to certain adjustments), but not to exceed a maximum payment of $3,600,000, such cash amount payable subsequent to issuance of the Company's December 31, 1997 audited financial statements included in this Report on Form 10K. On the closing date, ECI Sportswear paid to Davco $500,000 as an advance towards the contingent cash purchase price and ECI Sportswear paid an additional advance of $81,000 following completion of ECI Sportswear's third fiscal quarter ending September 30, 1997. The contingent cash purchase price payable to Davco, derived from the Company's audited financial statements, was $3,483,000. On April 10, 1998, the Company paid $2,660,000 in respect of the contingent purchase price for the acquisition of assets of Davco, after deducting advances previously paid of $581,000 and reserves for purchase price adjustments of $242,000.

     On July 15, 1997, 3,000,000 shares of Common Stock were issued to Davco as part of the purchase price for the acquisition of its business (the "Acquired Shares"), and Davco became the record owner (and Davco and its shareholders, Steven Arnold and Christopher Healy as a group, became the beneficial owners of) such Acquired Shares. Steven Arnold is the 60% shareholder, and Christopher Healy is the 40% shareholder, of Davco. All of the Acquired Shares are subject to the terms, conditions and restrictions of a Shareholders Agreement (the "Davco Shareholders Agreement") entered into on such date between Davco, the shareholders of Davco (Steven Arnold and Christopher Healy), the Company, Apollo and Charles S. Ramat, providing that the Acquired Shares shall be "restricted stock" and that all transfers thereof must comply with applicable federal and state securities laws, including Rule 144 under the Securities Act ("Rule 144"); that in addition to the limitations on transfer imposed by Rule 144, transfers of Acquired Shares by Davco, Steven Arnold or Christopher Healy shall be limited to Rule 144 "over the market" ordinary brokers transactions ("Rule 144 Brokers Transactions"), limited in timing and amounts such that (1) No transfers would be permitted during the first year following the closing date of the acquisition, (2) in each of the second, third and fourth year following the Closing Date, each of Steven Arnold and Christopher Healy may sell up to 300,000 shares per year in Rule 144 Brokers Transactions, and (3) commencing in the fifth year following the closing date, each of Steven Arnold and Christopher Healy may sell up to 600,000 shares per year in Rule 144 Brokers Transactions; and further providing that during the first four years following the closing date, neither Davco, Steven Arnold nor Christopher Healy are permitted to engage in any privately negotiated or block or bulk sales, regardless of amount, without the Company's consent, and are limited to the Rule 144 Brokers Transaction sales in the amounts set forth above; and commencing in the fifth year following the closing date, Davco, Steven Arnold and Christopher Healy may engage in sales which are not Rule 144 Brokers Transactions, for an all-cash purchase price, subject to successive rights of first refusal, first to the Company, and second to Apollo and Charles S. Ramat (on an equal basis); and further providing that Davco, Messrs. Arnold and Healy are prohibited from acquiring any additional shares of the Company without the consent of the Company; and further providing that for so long as Mr. Ramat is Chairman, Chief Executive Officer or President of the Company, Davco, Steven Arnold and Christopher Healy agree to vote all of their shares (on all corporate matters including election of Directors) for the recommendations, proposals and nominations of the Company's Board of Directors; and further providing that Davco, Messrs. Arnold and Healy will have certain "piggyback" registration rights as to the Acquired Shares, to the extent still owned by them at the time of registration. These "piggyback" registration rights will enable Davco, Messrs. Arnold and Healy to include their shares in a registration by the Company to the same proportionate extent as if they were parties to the 1993 Equity Registration Rights Agreement referred to above when, as and if the shares of the Company held by the parties to such 1993 Equity Registration Rights Agreement are eligible for inclusion in such registration statement on a "piggyback" basis. These "piggyback" registration rights shall remain in existence in accordance with the 1999 Equity Registration Rights Agreement entered into upon the Closing.

     On the July 15, 1997 closing date of the Davco acquisition, each of Steven Arnold and Christopher Healy entered into employment agreements with ECI Sportswear for a term through September 30, 2000 to manage the Davco business as owned by ECI Sportswear.

VESTING OF STOCK OPTIONS ON CHANGE IN CONTROL

     At the Closing, all outstanding stock options under the 1993 Stock Incentive Plan (include without limitation, those held by executive officers of the Company), by the terms of the Plan, vested and became immediately exercisable due to the change of control in ownership in the Company resulting from the purchase of shares by the Purchaser as contemplated by the Purchase Agreement. See "EXECUTIVE COMPENSATION--Stock Option Plan and Stock Options."

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